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                                                                     EXHIBIT 5.1

                  [Letterhead of Harter, Secrest & Emery LLP]

                               January 12, 2001



Health Management Associates, Inc.
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710

     Re: Health Management Associates, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested our opinion in connection with your Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), in respect of an additional 18,000,000 authorized and unissued shares of the Class A Common Stock, par value $.01 per share (the "Common Stock"), of Health Management Associates, Inc. (the "Corporation"), which may be issued upon exercise, after the date hereof, of awards heretofore or hereafter granted under the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan, as amended by Amendment No. 6 thereto (as so amended, the "Plan").

     We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Certificate of Incorporation; its By-laws as currently in force and effect; its Minute Books, containing minutes and records of other proceedings of its stockholders, its Board of Directors and the Compensation and Stock Option Committee of the Board of Directors, from the date of incorporation to the date hereof; the Plan; the Registration Statement; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we have deemed necessary.

     In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records.

     Based upon and in reliance on the foregoing, we are of the opinion that:

          1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware.

          2. The Corporation has the authority to issue an additional 18,000,000 shares of Common Stock pursuant to the terms of the Plan.
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Health Management Associates, Inc.
January 12, 2001
Page 2


          3. The 18,000,000 shares of Common Stock to be issued by the Corporation pursuant to the Plan will, when issued and paid for in accordance with the provisions of the Plan, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the issuance of the additional 18,000,000 shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                            Very truly yours,

                            /s/ Harter, Secrest & Emery LLP